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As filed with the Securities and Exchange Commission on October 12, 2001

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

LIBERATE TECHNOLOGIES
(Exact name of registrant as specified in its charter)

Delaware	94-3245315
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Circle Star Way
San Carlos, CA 94070
(Address of principal executive offices) (Zip Code)

1999 EQUITY INCENTIVE PLAN
1999 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plans)

Kent Walker,
Senior Vice President, General Counsel, and Secretary of
LIBERATE TECHNOLOGIES
2 Circle Star Way
San Carlos, CA 94070
(Name and address of agent for service)

(650) 701-4000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

1999 Equity Incentive Plan
Options to Purchase Common Stock	5,235,104	N/A	N/A	N/A
Common Stock, $0.01 par value	5,235,104 shares	$10.70	$56,015,612.80	$14,003.91

1999 Employee Stock Purchase Plan
Options to Purchase Common Stock	1,666,666	N/A	N/A	N/A
Common Stock, $0.01 par value	1,666,666 shares	$10.70	$17,833,326.20	$4,458.34

(1)
The shares covered by this Registration Statement are from automatic annual increases to stockholder-approved equity plans. This Registration Statement will also cover any additional shares of Common Stock that become issuable under the 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock of Liberate Technologies.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Common Stock of Liberate Technologies as reported on the Nasdaq National Market on October 5, 2001.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

    Liberate Technologies ("Liberate," "we," or "us") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

  (a)
  Our Annual Report on Form 10-K for the fiscal year ended May 31, 2001;

  (b)
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2001; and

  (c)
  Our Registration Statement No. 000-26565 on Form 8-A filed with the SEC on July 1, 1999, together with all amendments thereto, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") in which there is described the terms, rights, and provisions applicable to our outstanding Common Stock.

    All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14, or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

    Not Applicable.

Item 5. Interests of Named Experts and Counsel

    Kent Walker, our Senior Vice President, General Counsel, and Secretary, is furnishing the opinion of counsel regarding the legality of the securities hereby registered. Mr. Walker has in the past and may in the future receive awards under the 1999 Equity Incentive Plan and participate in the 1999 Employee Stock Purchase Plan.

Item 6. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to persons sued in certain circumstances relating to their service to the corporation, including providing indemnification to directors and officers in terms sufficiently broad to cover liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "1933 Act"). Article VI, Section 6.1 of our Bylaws provides for mandatory indemnification to the maximum extent permitted by the Delaware General Corporation Law of our directors and officers and all persons we have requested to serve as directors, officers, employees, or agents of other entities. Our Sixth Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to Liberate and our stockholders, except for (1) breach of the director's duty of loyalty to Liberate, (2) acts or omissions not in good faith or involving intentional misconduct, (3) knowing violations of law, (4) actions leading to improper personal benefit to the director, and (5) payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. This provision in the Sixth Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We have entered

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into Indemnification Agreements with our officers and directors. The Indemnification Agreements provide our officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. We maintain liability insurance for our directors and officers.

Item 7. Exemption from Registration Claimed

    Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4	Instrument Defining Rights of Stockholders. Please see our Registration Statement No. 000-26565 on Form 8-A, together with all amendments thereto, which is incorporated herein pursuant to Item 3(c) of this Registration Statement.
5	Opinion and Consent of the General Counsel of Liberate Technologies.
23.1	Consent of Arthur Andersen LLP, Independent Public Accountants.
23.2	Consent of the General Counsel of Liberate Technologies is contained in Exhibit 5.
24	Power of Attorney. Please see page II-4 of this Registration Statement.

Item 9. Undertakings

    A.  Liberate hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Liberate pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of Liberate's 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan.

    B.  Liberate hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of Liberate's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C.  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Liberate pursuant to the indemnification provisions summarized in Item 6 or otherwise, Liberate has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Liberate of expenses incurred or paid by a director, officer or controlling person of Liberate in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Liberate will, unless in the opinion of its

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counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Liberate certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California on the 12th day of October, 2001.

LIBERATE TECHNOLOGIES
By:	/s/ Mitchell E. Kertzman Mitchell E. Kertzman Chief Executive Officer and Director

POWER OF ATTORNEY

    The undersigned officers and directors of Liberate Technologies, a Delaware corporation, do hereby appoint Mitchell E. Kertzman and Nancy J. Hilker, and either of them, the lawful attorneys-in-fact and agents with full power and authority to take any actions and to execute any instruments that they, and either one of them, determine may be necessary or advisable to enable Liberate Technologies to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors (in the capacities indicated below to this Registration Statement) to any amendments to this Registration Statement. This Power of Attorney may be signed in several counterparts.

    IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated, on the 12th day of October, 2001.

Signature	Title

/s/ Mitchell E. Kertzman Mitchell E. Kertzman	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Nancy J. Hilker Nancy J. Hilker	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ David J. Roux David J. Roux	Chairman of the Board
Charles N. Corfield	Director
Dana L. Evan	Director
/s/ David C. Nagel Dr. David C. Nagel	Director

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EXHIBIT INDEX

Exhibit Number	Exhibit
4	Instrument Defining Rights of Stockholders. Please see our Registration Statement No. 000-26565 on Form 8-A, together with all amendments thereto, which is incorporated herein pursuant to Item 3(c) of this Registration Statement.
5	Opinion and Consent of the General Counsel of Liberate Technologies.
23.1	Consent of Arthur Andersen LLP, Independent Public Accountants.
23.2	Consent of the General Counsel of Liberate Technologies is contained in Exhibit 5.
24	Power of Attorney. Please see page II-4 of this Registration Statement.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX